Exhibit C - Fees of Escrow Agent of Exhibit C of Exhibit 2.1

Corporate Trust Services
Schedule of fees to provide escrow agent services

Merit Medical Systems, Inc. / Shareholder Representation Services, LLC Escrow Account

Acceptance fee	Waived
A one-time fee for our initial review of governing documents, account set-up and customary duties and responsibilities related to the closing. This fee is payable at closing.

Annual administration fee	$4,000.00
An annual fee for customary administrative services provided by the escrow agent, including daily routine account management; cash management transactions processing (including wire and check processing), disbursement of funds in accordance with the agreement, tax reporting for one entity, and providing account statements to the parties. The administration fee is payable annually in advance per escrow account established. The first installment of the administrative fee is payable at closing.

Out-of-pocket expenses	At cost
Out-of-pocket expenses will be billed as incurred at cost at the sole discretion of Wells Fargo.

Extraordinary services	Standard rate
The charges for performing services not contemplated at the time of execution of the governing documents or not specifically covered elsewhere in this schedule will be at Wells Fargo’s rates for such services in effect at the time the expense is incurred. The review of complex tax forms, including by way of example but not limited to IRS Form W-8IMY, shall be considered extraordinary services.

Assumptions
This proposal is based upon the following assumptions with respect to the role of escrow agent:

•	Number of escrow accounts to be established: One (1)

•	Amount of escrow: $14,750,000.00

•	Term of escrow: Eighteen (18) months

•	Number of tax reporting parties: One (1)

•	Number of parties to the transaction: Three (3) including the Escrow Agent

•	Number of cash transactions (deposits/disbursements): One (1) deposit / two (2) disbursements

•	Fees quoted assume all transaction account balances will be held uninvested or invested in select Wells Fargo deposit products.

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Disbursements shall be made only to the parties specified in the agreement. Any payments to other parties are at the sole discretion and subject to the requirements of Wells Fargo and shall be considered extraordinary services.

Terms and conditions

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The recipient acknowledges and agrees that this proposal does not commit or bind Wells Fargo to enter into a contract or any other business arrangement, and that acceptance of the appointment described in this proposal is expressly conditioned on (1) compliance with the requirements of the USA Patriot Act of 2001, described below, (2) satisfactory completion of Wells Fargo’s internal account acceptance procedures, (3) Wells Fargo’s review of all applicable governing documents and its confirmation that all terms and conditions pertaining to its role are satisfactory to it and (4) execution of the governing documents by all applicable parties.

•	Should this transaction fail to close or if Wells Fargo determines not to participate in the transaction, any acceptance fee and any legal fees and expenses may be due and payable.

•	Legal counsel fees and expenses, any acceptance fee and any first year annual administrative fee are payable at closing.

•	Any annual fee covers a full year or any part thereof and will not be prorated or refunded in a year of early termination.

•	Should any of the assumptions, duties or responsibilities of Wells Fargo change, Wells Fargo reserves the right to affirm, modify or rescind this proposal.

Exhibit C - Fees of Escrow Agent of Exhibit C of Exhibit 2.1

•	The fees described in this proposal are subject to periodic review and adjustment by Wells Fargo.

•	Invoices outstanding for over 30 days are subject to a 1.5% per month late payment penalty.

•	This fee proposal is good for 90 days.

Important information about identifying our customers
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person (individual, corporation, partnership, trust, estate or other entity recognized as a legal person) for whom we open an account.

What this means for you: Before we open an account, we will ask for your name, address, date of birth (for individuals), TIN/EIN or other information that will allow us to identify you or your company. For individuals, this could mean identifying documents such as a driver’s license. For a corporation, partnership, trust, estate or other entity recognized as a legal person, this could mean identifying documents such as a Certificate of Formation from the issuing state agency.

Dated: June 27, 2016